Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Axos Nevada Holding, LLC	Nevada
Zenith Information Systems, Inc. Axos Securities, LLC	California Nevada
Axos Invest, Inc.	Delaware
Axos Invest LLC	Delaware
Axos Securities Investments, LLC	Nevada
Axos Digital Assets LLC	Delaware
Axos Clearing LLC	Delaware
ASI Trust	Delaware
Axos Services, LLC	Nevada
Axos Business Center Corp.	Philippines
BofI Trust I	Delaware
Axfin Mortgage Trust 2019-1	New York
Axos Bank	Federal savings association
Axos Nevada, LLC	Nevada